THORNBURG INVESTMENT TRUST 485BPOS

Exhibit (e)(5)

FIFTH SUPPLEMENT AND AMENDMENT TO

THORNBURG INVESTMENT TRUST

SECOND RESTATED DISTRIBUTION AGREEMENT

In accordance with Section 12 of the Thornburg Investment Trust Second Restated Distribution Agreement made as of November 1, 2016 between Thornburg Investment Trust and Thornburg Securities LLC, the Second Restated Distribution Agreement is made applicable to Thornburg Investment Grade Bond Managed Account Fund and Thornburg High Income Bond Managed Account Fund effective March 26, 2025.

THORNBURG INVESTMENT TRUST

By:	/s/ Curtis Holloway

THORNBURG SECURITIES LLC

By:	/s/ Nimish S. Bhatt